UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2017

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company              ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On September 19, 2017, Dan Boren, a member of the Board of Directors (the “Board”) of Ekso Bionics Holdings, Inc. (the “Company”) and the Chair of the Nominating and Governance Committee, notified the Company of his decision to resign from the Board, effective immediately. Mr. Boren advised the Company that his decision to resign was not the result of any disagreement with the Company. A copy of Mr. Boren’s resignation letter is attached hereto as Exhibit 99.1.

Election of Director

On September 19, 2017, Ted Wang, Ph.D, was appointed to the Board of the Company to fill a vacancy. Dr. Wang will serve as a director of the Company until the next annual meeting of stockholders of the Company and until his successor is elected and qualified. Dr. Wang has also been appointed as a member of the Nominating and Governance Committee of the Board.

Dr. Wang has served as the Chief Investment Officer of Puissance Capital Management LP, of which he was a founder, since January 2015. Prior to that, Dr. Wang was a Partner of Goldman, Sachs & Co. (“Goldman”), which he joined in 1996 and with which he served in many leadership positions, mostly recently as Co-Head of U.S. Equities Trading and Global Co-Head of One Delta Trading and a member of the Goldman Sachs Risk Committee. Prior to joining Goldman, Dr. Wang co-founded Xeotron Corp., a company specializing in DNA biochips in Texas. Dr. Wang holds a Ph.D. in Physics from the University of Minnesota, an M.B.A. from the University of Texas, Austin, and a B.S. from Fudan University, China.

Dr. Wang was elected as a director following his nomination to the Board by Puissance Cross-Border Opportunities II LLC (“Puissance”), a shareholder of the Company and an affiliate of Puissance Capital Management LP. Puissance served as the committed investor in connection with the Company’s recently completed rights offering, in connection with which Puissance purchased 20,534,898 shares of the Company’s common stock for an aggregate purchase price of $20.5 million. Following completion of the rights offering, Puissance holds approximately 34% of the Company’s issued and outstanding shares.

Dr. Wang will participate in the Company’s standard non-employee director compensation program. Pursuant to this program, Dr. Wang was granted an option to purchase 37,500 shares of the Company’s common stock with an exercise price of $1.15 per share, which is equal to the closing sales price per share of the Company’s common stock on the Nasdaq Capital Market on September 19, 2017, that becomes exercisable in yearly installments over four years, and is eligible to receive an annual retainer of $35,000 for his service on the Board and additional fee of $3,750 per year for his services as a member of the Nominating and Governance Committee. In addition, non-employee directors are entitled to an annual grant of 25,000 options which become exercisable in 12 equal monthly installments over a one-year period.

It also is anticipated that Dr. Wang will enter into the Company’s standard indemnification agreement for directors of the Company.

On September 22, 2017, the Company issued a press release announcing the appointment of Dr. Wang to, and the resignation of Mr. Boren from, the Board of Directors of the Company. A copy of this press release is filed as Exhibit 99.2 to this current report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Letter of Resignation of Mr. Boren
99.2	Press Release dated September 22, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Maximilian Scheder-Bieschin
Name:	Maximilian Scheder-Bieschin
Title:	Chief Financial Officer

Dated:    September 22, 2017